EXHIBIT 10.1.2

THIS SECOND AMENDMENT TO GUARANTY (this “Second Amendment”) is made and entered into this 30th day of September, 2003, by and between VENTAS REALTY, LIMITED PARTNERSHIP, a Delaware limited partnership (together with its successors and assigns, the “Lender”) and TRANS HEALTHCARE, INC., a Delaware corporation (“Parent”), and the subsidiaries of Parent listed on Schedule A hereto (along with Parent, each a “Guarantor” and collectively, the “Guarantors”) and shall be deemed effective as of November 1, 2002 (the “Effective Date”).

RECITALS

WHEREAS, Guarantors previously executed that certain Guaranty dated as of November 1, 2002 for the benefit of Lender (the “Original Guaranty”);

WHEREAS, Lender and Guarantors amended the Original Guaranty pursuant to that certain Re-sizing and First Amendment to Loan Documents by and among Ventas TRS, LLC, Mortgage Borrowers (as defined in the Guaranty), and Guarantors dated as of December 27, 2002 (the portions of such agreement that amend the Guaranty hereafter being referred to as the “Resizing”) and that certain First Amendment to Guaranty by and between Lender and Guarantors dated as of April 28, 2003, and effective as of the Effective Date (the “First Amendment” and together with the Resizing and the Original Guaranty, the “Guaranty”);

WHEREAS, initially capitalized terms used but not defined herein shall have the meaning ascribed to such term in the Guaranty; and

WHEREAS, at the request of Guarantor, the parties desire to amend the Guaranty on the terms hereinafter set forth;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are acknowledged hereby, the parties hereto, intending to be legally bound, agree to incorporate the foregoing recitals as if the same were more particularly set forth in the body of this Second Amendment and further agree as follows:

1. Certain Definitions.

1.1. The following definition is added to Article 1 of the Guaranty:

“Rent Expense” shall mean rent expense computed under and in accordance with GAAP, exclusive of any non-cash adjustment under GAAP for the straight lining of rent.

1.2. The following definition is added to Article 1 of the Guaranty:

“Modified Consolidated Adjusted Leverage Ratio” shall mean, at any date, for Parent and its Consolidated Subsidiaries determined on a consolidated basis, the ratio of the sum of (i) Debt (excluding (A) reimbursement obligations in connection with any undrawn letters of credit to the extent included in Debt and

(B) Subordinated Debt for which Lender has entered into a written subordination agreement) and (ii) (a) Rent Expense for the Trailing Four Quarter Period ending on such date multiplied by eight (8) to (b) Consolidated EBITDAR for the Trailing Four Quarter Period ending on such date plus (1) for the first Fiscal Quarter of the 2003 calendar year, $1,000,000; (2) for the second Fiscal Quarter of the 2003 calendar year, $750,000 (but not including the amount set forth in (b)(1) above); (3) for the third Fiscal Quarter of the 2003 calendar year, $500,000 (but not including the amounts set forth in (b)(1) and (b)(2) above) and (4) for the fourth Fiscal Quarter of the 2003 calendar year, $250,000 (but not including the amounts set forth in (b)(1), (b)(2) and (b)(3) above).

1.3. The definition of “Consolidated Adjusted Leverage Ratio” is hereby deleted in its entirety and replaced with the following definition:

“Consolidated Adjusted Leverage Ratio” shall mean, at any date, for Parent and its Consolidated Subsidiaries determined on a consolidated basis, the ratio of the sum of (i) Debt (excluding reimbursement obligations in connection with any undrawn letters of credit to the extent included in Debt) and (ii) (a) Rent Expense for the Trailing Four Quarter Period ending on such date multiplied by eight (8) to (b) Consolidated EBITDAR for the Trailing Four Quarter Period ending on such date plus (1) for the first Fiscal Quarter of the 2003 calendar year, $1,000,000; (2) for the second Fiscal Quarter of the 2003 calendar year, $750,000 (but not including the amount set forth in (b)(1) above); (3) for the third Fiscal Quarter of the 2003 calendar year, $500,000 (but not including the amounts set forth in (b)(1) and (b)(2) above) and (4) for the fourth Fiscal Quarter of the 2003 calendar year, $250,000 (but not including the amounts set forth in (b)(1), (b)(2) and (b)(3) above).

1.4. The following definition is added to Article 1 of the Guaranty:

“Original Consolidated Adjusted Leverage Ratio” shall mean, at any date, for Parent and its Consolidated Subsidiaries determined on a consolidated basis, the ratio of the sum of (i) Debt (excluding reimbursement obligations in connection with any undrawn letters of credit to the extent included in Debt) and (ii) Rent Expense for the Trailing Four Quarter Period ending on such date multiplied by eight (8) to Consolidated EBITDAR for the Trailing Four Quarter Period ending on such date.

1.5. The following definition is added to Article 1 of the Guaranty:

“CapitalSource Financing” shall mean, collectively, those certain financings (and any refinancings, refundings, renewals or extensions thereof to the extent permitted under the terms hereof and under the terms of that certain Subordination Agreement dated as of the date hereof GTCR Fund VI, L.P., GTCR VI Executive Fund, L.P., GTCR Associates VI and Lender) (i) in the

maximum principal amount of $12,000,000 pursuant to that certain Revolving Credit and Security Agreement dated as of December 31, 2002 between CapitalSource Finance, LLC (“CapitalSource”) and Trans Lessees and certain Mezzanine Borrowers (“CapitalSource Borrowers”); and (ii) in the maximum principal amount of $8,000,000 pursuant to that certain Revolving Credit and Security Agreement dated as of December 31, 2002 between certain affiliates of CapitalSource Borrowers and CapitalSource.

1.6. Clause (vii) of the definition of “Debt” in Article 1 of the Guaranty is hereby deleted in its entirety and replaced with the following:

(vii) any obligations of Parent and its Consolidated Subsidiaries with respect to redemption, repayment or other repurchase of any Equity Interest or the principal amount of any Subordinated Debt (regardless of whether interest or principal is then-currently payable with respect thereto);

1.7. The definition of “Fixed Charge Coverage Ratio” is hereby deleted in its entirety and replaced with the following definition:

“Fixed Charge Coverage Ratio” shall mean, for Parent and its Consolidated Subsidiaries on a consolidated basis, (I) (A) Consolidated EBITDAR for such period plus (B) (1) for the first Fiscal Quarter of the 2003 calendar year, $1,000,000; (2) for the second Fiscal Quarter of the 2003 calendar year, $750,000 (but not including the amount set forth in (B)(1) above); (3) for the third Fiscal Quarter of the 2003 calendar year, $500,000 (but not including the amounts set forth in (B)(1) and (B)(2) above) and (4) for the fourth Fiscal Quarter of the 2003 calendar year, $250,000 (but not including the amounts set forth in (B)(1), (B)(2) and (B)(3) above), divided by (II) the sum of (i) scheduled principal payments on Debt of Parent and its Consolidated Subsidiaries required to be made during such period (regardless of whether actually paid) and amortization of discount or premium related to any such Debt for such period, whether expensed or capitalized (including any payments made pursuant to the P&S Agreement), (ii) Cash Interest Expense for such period, (iii) Rent Expense for such period and (iv) dividends or distributions to the extent paid on or in respect of any preferred equity of Parent for such period notwithstanding the prohibition on payment of same. The applicable period of determination shall be the Trailing Four Quarter Period.

1.8. The definition of “Consolidated Net Income” in Article 1 of the Guaranty is hereby deleted in its entirety and replaced with the following:

“Consolidated Net Income” shall mean, for any period, the net income or loss of Parent and its Consolidated Subsidiaries during such period determined on a consolidated basis for such period taken as a single accounting period in accordance with GAAP; provided that there shall be excluded from such determination of net income or loss (i) adjustments for straight-line rent accounting, (ii) the income or loss of any Person (other than the Consolidated Subsidiaries) in which Parent or any of its Consolidated Subsidiaries has an equity investment or comparable interest, except to the extent of the amount of dividends or other distributions actually received by Parent or any Loan Party in cash on a non-contingent basis, without any obligation to return such dividend or distribution by the Parent or any Loan Party (net of any payments by Parent to a Non-Guarantor Subsidiary pursuant to Section 7.3 hereof), (iii) income or loss of a Person accrued prior to the date it becomes a Consolidated Subsidiary or is merged or consolidated with or such Person’s assets are acquired by Parent or any of its Consolidated Subsidiaries and (iv) any after tax gains or losses attributable to sales of non-current assets out of the ordinary course of business and write-downs of non-current assets in anticipation of losses to the extent they have decreased net income. The applicable period of determination shall be the Trailing Four Quarter Period.

1.9. The definition of “Trailing Four Quarter Period” in Article 1 of the Guaranty is hereby deleted in its entirety and replaced with the following:

“Trailing Four Quarter Period” shall mean the period of four consecutive full fiscal quarters of the Parent and its Consolidated Subsidiaries ended on such date (or, in the case of any such date which is earlier than December 31, 2003, for the period from January 1, 2003 to and including such date multiplied by a fraction the numerator of which is 365 and denominator of which is the number of days in such period).

2. Certain Ratios.

2.1. Section 6.1(a) of the Guaranty is hereby deleted in its entirety and replace with the following Section 6.1(a):

(a) At each Quarterly Measurement Date from and after March 31, 2003, the Fixed Charge Coverage Ratio will not be less than the ratio set forth below opposite such Quarterly Measurement Date (or any Quarterly Measurement Date which falls during the period set forth below):

Period	Ratio
January 1, 2003 through December 31, 2003	1.6:1
January 1, 2004 through December 31, 2004	1.65:1
January 1, 2005 and thereafter	1.7:1

2.2. Section 6.2 of the Guaranty is hereby deleted in its entirety and replaced with the following Section 6.2:

Section 6.2 Leverage Ratio.

(a) Consolidated Adjusted Leverage Ratio. At each Quarterly Measurement Date from and after March 31, 2003, the Consolidated Adjusted Leverage Ratio will not exceed the ratio set forth below opposite such Quarterly Measurement Date (or any Quarterly Measurement Date which falls during the period set forth below):

Period	Ratio
January 1, 2003 through June 30, 2003	5.40:1
July 1, 2003 through December 31, 2003	5.20:1
January 1, 2004 through June 30, 2004	5.15:1
July 1, 2004 through December 31, 2004	5.05:1
January 1, 2005 through March 31, 2005	5:00:1
April 1, 2005 through September 30, 2005	4.95:1
October 1, 2005 and thereafter	4.90:1

(b) Modified Consolidated Adjusted Leverage Ratio. At each Quarterly Measurement Date from and after March 31, 2003, the Modified Consolidated Adjusted Leverage Ratio will not exceed the ratio set forth below opposite such Quarterly Measurement Date (or any Quarterly Measurement Date which falls during the period set forth below):

Period	Ratio
January 1, 2003 through June 30, 2003	5.20:1
July 1, 2003 through December 31, 2003	5.10:1
January 1, 2004 through June 30, 2004	5.00:1
July 1, 2004 through December 31, 2004	4.90:1
January 1, 2005 through June 30, 2005	4:80:1
July 1, 2005 and thereafter	4.75:1

(c) For purposes of calculating the foregoing ratios, Asset Dispositions or Acquisitions which have occurred during such period shall be included on a Pro Forma Basis.

3. Borrowing Prohibition. Each Guarantor hereby covenants with Lender that such Guarantor shall not incur any debt of any kind or nature whatsoever except (i) any unfunded commitments under the CapitalSource Financing or (ii) if incurring such debt would not (a) cause such Guarantor to violate any other applicable term or condition of the Guaranty or (b) cause the Original Consolidated Adjusted Leverage Ratio to exceed the ratio set forth below opposite such Quarterly Measurement Date (or any Quarterly Measurement Date which falls during the periods set forth below):

Period	Ratio
July 1, 2003 through December 31, 2003	5.0:1
January 1, 2004 through December 31, 2004	4.9:1
January 1, 2005 and thereafter	4.8:1

4. Financial Reporting. Delivery of the quarterly and annual financial statements contemplated by Sections 5.1(a), 5.1(b) and 5.1(c) of the Guaranty shall be reported using the template being delivered by Lender to Guarantors as of the date hereof, a hard copy of which is attached hereto as Exhibit A, and shall be accompanied by a checklist in the form attached hereto as Exhibit B, completed by Guarantors; provided, however, that the use of such template and such checklist shall not excuse Guarantors from any financial reporting requirement under the Guaranty or any Mezzanine Loan Document.

5. Delivery Requirements. This Second Amendment shall not be effective until such time as all of the following conditions shall have been satisfied or waived, as determined by Lender. Lender’s execution and delivery of this Second Amendment shall constitute Lender’s agreement that such conditions have been satisfied, subject to any written agreement between Lender and Guarantors to the contrary.

5.1. Amendment Documents. Lender shall have received a duly executed copy of each of this Second Amendment, the Second Amendment to Mezzanine Loan Agreement and the Second Amendment to Master Lease Agreement (collectively, the “Amendment Documents”), all of which documents shall be held in escrow pending Lender’s review and approval (in Lender’s sole discretion) of Borrower’s financial reports for the second fiscal quarter of the 2003 calendar year. All of the Delivery Requirements in each Amendment Document shall have been satisfied as set forth in such Amendment Document.

5.2. Legal Opinions. Lender shall have received legal opinions in form and substance satisfactory to Lender.

5.3. Expenses. Guarantors shall have paid all costs and expenses incurred by Lender as of such date, including, without limitation, the transaction costs specified in Section 8 hereof, a summary of which has been provided to Guarantors by Lender on or prior to the date hereof.

5.4. Financial Information. Lender shall have received financial information relating to Guarantors that is satisfactory to Lender including, without limitation, (i) financial projections for calendar years 2004 and 2005; (ii) all quarterly financial information for the second fiscal quarter of the 2003 calendar year required to be delivered by Guarantors to Lender; and (iii) a complete financial package, satisfactory to Lender, related to the “Properties” as defined in the Mortgage Loan Agreement.

5.5. No Material Adverse Change. There shall not have occurred a material adverse change with respect to the property, business, operations or prospects of the Guarantors or the Property, as determined by Lender.

5.6. Additional Matters. Lender shall have received such other certificates, opinions, documents and instruments as may have been requested by Lender. All corporate and other proceedings, all other documents and all legal matters entered into or delivered in connection with the transactions contemplated by this Second Amendment shall be satisfactory in form and substance to Lender.

6. Certification. From and after the date hereof, any and all financial or other information delivered by Guarantors, or any of them, to Lender (regardless of whether such information is required to be delivered pursuant to the Guaranty) shall be accompanied by a then executed certificate in the form attached as Exhibit C attached hereto.

7. Representations and Warranties of Guarantors. Without limiting in any way any representation or warranty in the Guaranty, each Guarantor represents and warrants that as of the date hereof:

7.1. Organization. Guarantor (i) is a duly organized and validly existing entity as set forth on the attached Schedule A in good standing in the State of its organization as set forth on the attached Schedule A, (ii) has the requisite power and authority to carry on its business as now being conducted and (iii) has the requisite power to execute and deliver, and perform its obligations under, this Second Amendment.

7.2. Authorization. The execution and delivery by Guarantor of this Second Amendment and Guarantor’s performance of its obligations hereunder (i) have been duly authorized by all requisite action on the part of Guarantor, (ii) will not violate any provision of any applicable legal requirements, any order, writ, decree, injunction or demand of any court or other governmental authority, any organizational document of Guarantor or any indenture or agreement or other instrument to which Guarantor is a party or by which Guarantor is bound and (iii) will not be in conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under, or result in the creation or imposition of any lien of any nature whatsoever upon any of the property or assets of Guarantor pursuant to, any indenture or agreement or instrument. Except for those obtained or filed on or prior to the date hereof, Guarantor is not required to obtain any consent, approval or authorization from, or to file any declaration or statement with, any governmental authority or other agency in connection with or as a condition to the execution, delivery or performance of this Second Amendment. This Second Amendment has been duly authorized, executed and delivered by Guarantor.

7.3. Full and Accurate Disclosure. No statement of fact made by or on behalf of Guarantor in this Second Amendment or in any other document or certificate delivered to Lender by Guarantor contains any untrue statement of a material fact or omits to state any material fact necessary to makes statements contained herein or therein not misleading, including, without limitation, all of the financial information delivered by any

Guarantor or Affiliate of Guarantor prior or simultaneous to the execution of this Second Amendment, all of which Guarantor hereby acknowledges were relied upon by Lender in executing this Second Amendment. There is no fact presently known to Guarantor which has not been disclosed to Lender which materially adversely affects, nor as far as Guarantor can foresee, might materially adversely affect the business, operations or condition (financial or otherwise) of Guarantor.

7.4. Enforceability. This Second Amendment is a legal, valid and binding obligation of Guarantor, enforceable against Guarantor in accordance with its terms, subject to bankruptcy, insolvency and other limitations on creditors’ rights generally and to equitable principles.

7.5. No Defaults or Modifications. To Guarantor’s actual knowledge, no Event of Default or monetary default under the Guaranty, the Note, the Mezzanine Loan Agreement, any of the other Mezzanine Loan Documents or any document that was executed in connection with the CapitalSource Financing (the “CapitalSource Financing Documents”), has occurred or with the passage of time, giving of notice or both will exist. There has been no modification to, or waiver by CapitalSource of, any CapitalSource Financing Documents.

7.6. No Offsets or Defenses. Through the date of this Second Amendment, and to Guarantor’s knowledge, Guarantor neither has nor claims any offset, defense, claim, right of set-off or counterclaim against Lender under, arising out of or in connection with this Second Amendment, the Guaranty, the Note, or any of the other Mezzanine Loan Documents. In addition, Guarantor covenants and agrees with Lender that if any offset, defense, claim, right of set-off or counterclaim exists about which Guarantor has knowledge as of the date of this Second Amendment, Guarantor hereby irrevocably and expressly waives the right to assert such matter.

7.7. Reliance on Representations and Warranties. Each Guarantor hereby agrees all representations, warranties, covenants and agreements made in this Second Amendment shall be deemed to have been relied upon by Lender notwithstanding any investigation heretofore or hereafter made by Lender.

8. Transactions Costs. Each Guarantor agrees to pay on the date hereof all costs and expenses incurred by Lender in connection with this Second Amendment, including, without limitation, all legal fees of Lender’s counsel and travel costs. Each Guarantor shall pay its respective costs and expenses incurred in connection with this Second Amendment.

9. Meetings and Reviews. At any time during normal business hours, and with five (5) business days notice if prior to an Event of Default, Guarantor shall permit, and make appropriate arrangements for, Lender and/or Lender’s representatives to discuss the affairs, operations, finances, accounts, business and/or operational and financial condition of Mezzanine Borrowers, Trans Lessees, Guarantors and their respective Affiliates (the “Review Parties”) with, and be advised as to the same by, senior officers of the Review Parties (and such Review Parties’ independent accountants and other financial advisors as would be relevant to the topic(s) of the particular meeting), and to review, and make abstracts from and copies of, the books, accounts and records of the Review Parties relative to any of the Property, all as Lender may deem appropriate for the purpose of verifying any report(s) delivered by Guarantor under the Guaranty or for otherwise ascertaining compliance with this Guaranty, or the business, operational or financial condition of the Review Parties and/or any of the Property

10. Modifications. This Second Amendment may not be amended, modified or otherwise changed in any manner except by a writing executed by all of the parties hereto.

11. Severability. In case any provision of this Second Amendment shall be invalid, illegal, or unenforceable, such provision shall be deemed to have been modified to the extent necessary to make it valid, legal, and enforceable. The validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

12. Further Assurances. Each Guarantor shall execute and deliver such further instruments and perform such further acts as may be reasonably requested by Lender from time to time to confirm the provisions of this Second Amendment, the Guaranty and the Mezzanine Loan Documents, to carry out more effectively the purposes of this Second Amendment and the Mezzanine Loan Documents, or to confirm the priority of any lien created by any of the Mezzanine Loan Documents.

13. Successors and Assigns. This Second Amendment applies to, inures to the benefit of, and binds all parties hereof, their heirs, legatees, devisees, administrators, executors, and permitted successors and assigns.

14. Governing Law. This Second Amendment shall be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to the conflict of laws provisions of said State.

15. Entire Agreement. This Second Amendment constitutes all of the agreements among the parties relating to the matters set forth herein and supersedes all other prior or concurrent oral or written letters, agreements and understandings with respect to the matters set forth herein.

16. Full Force and Effect. The Guaranty and the Mezzanine Loan Documents remain in full force and effect. None of the representations, warranties or covenants contained herein shall in no way limit in any way any representation, warranty or covenant contained in the Guaranty or any Mezzanine Loan Document. This Second Amendment shall constitute a “Mezzanine Loan Document” as defined in the Guaranty.

17. Amendment Controlling. This Second Amendment is considered by to be an integral part of the Guaranty. If there is any conflict between the terms of the Guaranty and this Second Amendment, the terms of this Second Amendment shall control. Except as expressly amended herein, all other terms, agreements, and conditions of the Guaranty shall remain unmodified and in full force and effect.

18. Counterparts/Fax Signatures. This Second Amendment may be executed in two or more counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts when taken together will constitute one in the same agreement. Confirmation of the execution of this Second Amendment by telex or by telecopy or telefax of a facsimile page(s) executed by the parties shall be binding upon the parties hereto.

[Signature Page to Follow]

IN WITNESS WHEREOF, the parties have caused this Second Amendment to Guaranty to be executed as of the date first above written.

LENDER: VENTAS REALTY, LIMITED PARTNERSHIP, a Delaware limited partnership

By:	VENTAS, INC., a Delaware corporation

	By:	/s/ T. Richard Riney

	Name:	T. Richard Riney

	Title:	Executive Vice President and General Counsel

GUARANTOR: TRANS HEALTHCARE, INC., a Delaware corporation

By:	/s/ Anthony F. Misitano

Name: Anthony F. Misitano Title: President

TRANS HEALTHCARE OF OHIO, INC., a Delaware corporation

By:	/s/ Anthony F. Misitano

Name: Anthony F. Misitano Title: President

THI OF OHIO ALFS, INC., a Delaware corporation

By:	/s/ Anthony F. Misitano

Name: Anthony F. Misitano Title: President

THI PROPERTIES, INC., a Delaware corporation

By:	/s/ Anthony F. Misitano

Name: Anthony F. Misitano Title: President

THI SERVICES CORP., a Delaware corporation

By:	/s/ Anthony F. Misitano

Name: Anthony F. Misitano Title: President

THI SPECIALTY HOSPITALS OF OHIO, INC., a Delaware corporation

By:	/s/ Anthony F. Misitano

Name: Anthony F. Misitano Title: President

TRANS HEALTH MANAGEMENT, INC., a Delaware corporation

By:	/s/ Anthony F. Misitano

Name: Anthony F. Misitano Title: President

THI OF MARYLAND, INC., a Delaware corporation

By:	/s/ Anthony F. Misitano

Name: Anthony F. Misitano Title: President

PHYSICAL THERAPY PLUS, INC., a Pennsylvania corporation

By:	/s/ Anthony F. Misitano

Name: Anthony F. Misitano Title: President

DALE J. CORDIAL, PT, INC., a Pennsylvania corporation

By:	/s/ Anthony F. Misitano

Name: Anthony F. Misitano Title: President

DALE J. CORDIAL, PT, INC., NUMBER 4, a Pennsylvania corporation

By:	/s/ Anthony F. Misitano

Name: Anthony F. Misitano Title: President

THE PT GROUP OF PENN HILLS, a Pennsylvania general partnership

By:	TRANS HEALTHCARE, INC., a Delaware corporation, its Partner

	By:	/s/ Anthony F. Misitano

Name: Anthony F. Misitano Title: President

THE PT GROUP PHYSICAL THERAPY FOR WOMEN, a Pennsylvania general partnership

By:	DALE J. CORDIAL, PT, INC., a Pennsylvania corporation, its Partner

	By:	/s/ Anthony F. Misitano

Name: Anthony F. Misitano Title: President

THE PT GROUP OF MOON TOWNSHIP, a Pennsylvania general partnership

By:	DALE J. CORDIAL, PT, INC., NUMBER 4, a Pennsylvania corporation, its Partner

	By:	/s/ Anthony F. Misitano

Name: Anthony F. Misitano Title: President

THI THERAPY CONCEPTS, LLC, a Delaware limited liability company

By:	/s/ Jeffrey A. Barnhill

Name: Jeffrey A. Barnhill Title: Vice-President

THI SERVICES OF MARYLAND, LLC, a Delaware limited liability company

By:	/s/ Jeffrey A. Barnhill

Name: Jeffrey A. Barnhill Title: Vice-President

Schedule A

(GUARANTORS)

GUARANTOR	TYPE OF ENTITY

1. Trans Healthcare, Inc.	a Delaware corporation

2. Trans Healthcare of Ohio, Inc.	a Delaware corporation

3. THI of Ohio ALFs, Inc.	a Delaware corporation

4. THI Properties, Inc.	a Delaware corporation

5. THI Services Corp.	a Delaware corporation

6. THI Specialty Hospitals of Ohio, Inc.	a Delaware corporation

7. Trans Health Management, Inc.	a Delaware corporation

8. THI of Maryland, Inc.	a Delaware corporation

9. THI Therapy Concepts, LLC	a Maryland limited liability company

10. THI Services of Maryland, LLC	a Maryland limited liability company

11. Physical Therapy Plus, Inc.	a Pennsylvania corporation

12. Dale J. Cordial, PT, Inc.	a Pennsylvania corporation

13. Dale J. Cordial, PT, Inc., Number 4	a Pennsylvania corporation

14. The pt Group of Penn Hills	a Pennsylvania general partnership

15. The pt Group Physical Therapy for Women	a Pennsylvania general partnership

16. The pt Group of Moon Township	a Pennsylvania general partnership